Exhibit 99.1

Xerium Technologies

Q2 2011 Earnings Call

August 10, 2011 9:00 AM ET

Operator

Good day, ladies and gentlemen, and welcome to the Xerium Technologies Second Quarter 2011 Financial Results Conference Call on August 10, 2011. [Operator Instructions] I will now hand the call over to Mr. Kevin McDougall, Executive Vice President and General Counsel. Please proceed.

Kevin McDougall

Thank you, and welcome to Xerium Technologies’ Second Quarter 2011 Financial Results Conference Call. Joining me this morning are Stephen Light, the CEO, Chairman and President of Xerium Technologies; and Cliff Pietrafitta, Executive Vice President and Chief Financial Officer. Stephen will start the discussion this morning with an update on our progress, and then we’ll provide further financial details with respect to the quarter. Subsequently, we will open the lines for questions.

Xerium Technologies’ financial results for the quarter were announced in a press release after market closed on Monday, August 8, 2011. Notification of this call was broadly disclosed, and this conference call is being webcast using the link on the Investor Relations home page on our website at www.xerium.com. We have also posted a slide presentation on our website, which we’ll refer to during this conference call.

I’d also note that we will make comments today about future expectations, plans and prospects of the company that constitute forward-looking statements for the purpose of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those described in Monday’s press release and in our SEC filings. The forward-looking statements represent our views as of today, August 10, 2011, and we specifically disclaim any obligation to update these forward-looking statements.

Lastly, on this call, we plan to discuss supplementary non-GAAP financial measures, such as adjusted EBITDA, which are key metrics for our credit facility covenants and that we use internally to assess liquidity and financial performance, and therefore, believe will assist you in a better understanding of our company. Reconciliations of these measures to the comparable GAAP numbers are available in our press release and in other materials, which are each posted in the Investor Relations section of our website at www.xerium.com.

With that, I’ll turn the call over to Stephen.

Stephen Light

Thanks, Kevin. Good morning, ladies and gentlemen. Xerium has made good progress in the second quarter. I’m pleased with our rate of growth and our improvement. Of course, we have challenges today and certainly more coming as a result of the unstable economy, which our largest customer described as moving “sideways” in a recent earnings call.

Xerium’s year-to-date bookings are favorable, 1.2%, when compared to the same period of 2010. Consolidated Q2 bookings compared to the prior-year period remained essentially constant, just 0.5% lower, primarily as a result of lower bookings in Paper Machine Clothing, partially offset by very strong rolls bookings.

The improved roll cover bookings show a significant increase of 17.4% over a rather slow Q2 2010 and 17.1% year-to-date 2011 versus 2010. In the second quarter of 2011, very strong roll covers segment bookings were recorded in North America and Asia, with North America up 12.2% year-to-date and Asia far more than that. In fact, all regions are positive in year-to-date roll bookings. We believe the majority of this increase in bookings is coming from our new products, which I’ll speak to shortly, and from pent-up demand at the mills where it seems that CapEx is one of the first uses of cash that gets toggled up or down depending on short-interval market conditions.

The situation in Paper Machine Clothing is quite different. Here, a year-to-date decline in bookings of 6.2% is a result of 2 factors. We believe the first major reason Paper Machine Clothing bookings have decreased year-to-date is that inventories of all grades of PMC held by customers have recovered to between 90% and 95% of their January 2007 levels, and 70% of their unsustainable peak levels in late 2008. While these inventory numbers are averages across industry, some customers have replenished more fully than others and some have learned how to operate with less inventory. So we believe it is not possible to identify an overall sustainable inventory reduction trend. Meanwhile, our PMC backlogs have remained quite strong, and the plants are very busy while we work to increase our production capacity. In fact, the increase in demand has caused us to increase our production at our Australian press felt facility throughout the remainder of this year and well into 2012.

The second reason we believe our bookings appear to have softened slightly is our backlogs are stronger than ever, and our production lead times are longer than we or our customers want them to be. This situation is primarily in the press felt product line, where we’ve enjoyed excellent demand for our new products. As a result, even as we work to manage customer demand and retain customer loyalty, we are investing a large portion of this year’s CapEx in new manufacturing equipment. Some of this new equipment is already up and running in Brazil and Austria, and our output has increased substantially. In addition, more new equipment is planned to start up in the fourth quarter of 2011. By this time next year, we are targeting having increased our press felt capacity by more than 34% since January 2010.

The next chart in the slides that we have posted on our website, Slide #6, displays our new product net sales as a percent of total net sales. You may recall that in late 2008, we launched our strategy to revamp our product line by introducing new products that our customers value. At that time, we established a goal of 60% of net sales to be derived from new products developed in the prior 5 years. In 2008, that appeared to be a true stretch goal as we had neither the product plans, the technology nor the focused product development methodology to develop the new products we needed. But we believed it was critical to the competitiveness of the company to take on this challenge.

Slide 6 shows that we continue to make excellent progress towards reaching that 60% goal in both our roll cover and PMC businesses. With roll covers at nearly 42% and PMC at 51%, we’re quite confident that our goal is attainable. As I’ve discussed this strategy with investors at conferences, I’ve been asked how the new products fit into both the customers’ world and into ours. As a result, this quarter we’ve included Slide #7, which graphically displays how we think about the process used in this important initiative.

We’ve segmented our new product initiatives into 4 categories: The first, “innovation products”, are products that embody breakthrough technologies. These products are generally patented to protect their intellectual property and provide customers with unique advantages that we believe are not currently available in any competitor’s offering. A good example of this is the SmartRoll product we’ve discussed many times. I’m pleased to tell you that as of July, 2011, 140 SmartRolls have been ordered since its commercial launch in 2009 and a very strong backlog exists. For those who were on the Q1 call, you may recall that we announced our 100th booking. So, since that time, we’ve had 40 additional orders. That run rate is frankly what we expected, and we see no reason to think it’s going to slow down. SmartRolls are now operating in every major paper segment, from tissue to graphical papers. Approximately 29% of our new product sales are coming from the “innovation products” category.

Our second category, “performance products”, contributed 43% of new product net sales and consist of products which are delivering higher levels of performance as compared to our prior product offering for the same application. This higher performance may consist of such things as longer life, improved sheet quality, improved drainage, or ease of installation. A new product example in this category is our ultra light spreader roll, which we recently introduced and is adding to our new product roll sales. This device is used to prevent wrinkles from forming in clothing in the PMC as it runs in the paper machine. It is self-lubricating and offers the customer worry-free operation for much longer than conventional and much less expensive alternatives. Customers appear willing to pay a higher price for this new design to enjoy this superior performance. And as a result, sales adoption of the new spreader roll has been excellent and is contributing significantly to the “performance products” category.

Our third category, which we’ve named “rationalization products”, consist of new products where we’ve harmonized the designs we produce across our various factories. For example, our South American plant and our North American forming fabric plant are making the same product, enabling us to improve productivity and yield by more precisely weaving to customer-ordered fabric width. In addition, in the rolls segment, we’ve reduced the many hundreds of different formulations of rubbers and polyurethane covers to a smaller and more manageable amount. This was a new product area in which we began to work on back in 2008. And the results are evident in our dryer fabrics, where production yields have risen from the low 50% range to greater than 70%, directly contributing to our bottom line. Our ProSeam press felt products are included in this category. With this product, we have figured out a way to install what the industry calls an “endless felt” without dismantling the side of the paper machine. Savings come from reduced paper machine downtime and a reduction of safety risks during installation. Generally, the customers are unaffected by the activities of this category of product change.

Finally, we’ve been developing products for the “non-paper market”, our fourth new product introduction area, where we feel our product technologies allow us to offer new products to new customers that create substantially more value than the applications they currently employ. An example of this type of product is fabric used in the production of fiber cement siding and shingles for construction purposes. While today this initiative has only contributed 2% of our new product net sales, we believe it promises to be a contributor as time and future investment allow.

I hope this expanded explanation of our new products strategy helps investors understand the cause-and-effect relationship related to the performance that’s been demonstrated on our new product net sales slide these past many quarters. With that, I’ll turn the call over the Cliff for his remarks on our financial performance.

Clifford Pietrafitta

Thank you, Stephen. I’d like to start off by referring to the sales chart on Page 8 of the slides. Sales for the quarter increased 13.3% to $150.4 million from $132.8 million in the second quarter of 2010. Excluding the impact of currency exchange rate differences, sales increased 6.2%. This growth was comprised of 4.6% growth in our clothing business and 9.3% growth in our rolls business. On a year-to-date basis, sales increased 9.6% or 5.6% on a constant currency basis. On the same constant currency basis, clothing sales grew 4.6% while rolls improved 7.4% for the year-to-date period. On a sequential basis, sales improved 5% compared to the first quarter of 2011.

Gross margin dollars improved 12%, largely as a result of increased sales volume and favorable currency exchange differences. Gross margin as a percentage of sales declined to 38.5% of sales from 38.9% of sales in the second quarter of 2010. Excluding foreign currency effects, the gross margin rate remained flat at 38.9%. Higher sales growth of lower margin, product lines and increased material and freight expense related to the higher cost of rubber and petroleum were offset by reduced inventory reserve provisions caused by improved recoveries on aged inventories. Compared to the first quarter of 2011, gross margin dollars improved 7.4%, while gross margin as a percentage of sales increased from 37.7% to 38.5%, largely as a result of the reduction in inventory reserves previously mentioned. On a year-to-date basis, compared to the first half of 2010, gross margins excluding the impact of currency decreased from 38.6% to 38.4%. Increased sales growth in regions and product lines with lower gross margins increased raw material costs in our rolls business and unfavorable freight costs, depreciation, and repairs and maintenance expense were largely offset by the reversal of obsolescence reserves and manufacturing efficiencies in our clothing operations.

At this time, I would like to clarify the sales mix issues that we’ve experienced in the first half of 2011 compared to the first half of 2010. Regional sales mix is unfavorable due to the increase in lower margin sales in Asia compared to other parts of the world, as all areas experienced growth, but Asia grew faster. The unfavorable product line mix within clothing relates primarily to the relative mix of sales between the various types of clothing such as forming fabrics, press felts and dryer fabrics, where once again all products saw increasing sales but press felts, where margins are slightly lower, grew faster. The unfavorable product line mix within our rolls business relates to a higher proportion of lower margin mechanical services compared to roll cover sales. As we have communicated in the past, customers have begun to ask us to perform full roll rebuilding as a one-stop shop rather than just complete the roll re-covering.

Moving on to the chart on Slide 9. Selling, general and administrative expenses excluding operational and financial restructuring costs, increased 3.1% to $39.6 million from $38.4 million. As a percentage of sales, SG&A improved to 26.3% from 28.6% in the second quarter of 2010. Excluding the impact of currency exchange differences, SG&A expenses declined 4.7% as a result of the reversal of an accrual for VAT taxes in Brazil related to a favorable tax ruling, decreased stock compensation expense and lower legal insurance and consulting costs. These decreased costs were somewhat offset by expenses related to increased sales commissions on higher sales volume and increased bad debt expense.

Income from operations improved in the second quarter of 2011 by 65% to $17.7 million from $10.7 million in the second quarter of 2010. Excluding the impact of currency exchange differences, income from operations improved 68% and 147% for the quarter and 6 months ended June 30, 2011.

Interest expense declined 40.8% to $10 million in the second quarter of 2011 from $16.9 million in the second quarter of 2010. This decline reflects lower debt balances and interest rates, lower deferred financing cost amortization and the amortization of interest rate swap costs in 2010. In addition, the company incurred a $2.9 million write-off of deferred financing costs in connection with our debt refinancing completed in May 2011. As I will cover later in the conference call, management expects total interest expense to be lower going forward due to the impact of the refinancing.

Income taxes as a percentage of pretax income was 65% in the second quarter 2011 and 74% on a year-to-date basis. Excluding the impact of the loss on extinguishment of debt related to the refinancing, the effective tax rate would’ve been 43% and 57% for the quarter and year-to-date periods, respectively. Our overall effective tax rate reflects the fact that we have losses in certain jurisdictions where we receive no tax benefit.

Net income and diluted earnings per share improved to $1.6 million or $0.11 per diluted share in the second quarter of 2011 from a loss of $(40) million or $(5.38) in the second quarter of 2010. On a year-to-date basis, net income improved to $2.3 million or $0.15 per diluted share from a loss of $(70.2) million or $(14.70) per diluted share for the comparable 6-month periods ended June 30, 2011 and 2010. As previously mentioned, the results for the second quarter include a loss on the extinguishment of debt, which, net of tax, decreased net income by $2.7 million or $0.18 per diluted share.

Page 10 of our slide deck displays our adjusted EBITDA results for the second quarter of 2011. Adjusted EBITDA is a non-GAAP measure, which we manage in compliance with our existing financing agreements and it provides a measure of the operating performance of the business. Adjusted EBITDA in the second quarter of 2011 increased by 19.8% to $30.2 million from $25.2 million in the second quarter of 2010. On a year-to-date basis, adjusted EBITDA improved 13.3% to $56.3 million from $49.7 million year-over-year. Excluding the impact of currency exchange differences, adjusted EBITDA improved 14.7% and 11.2% for the quarter and 6 months ended June 30, 2011.

The data on Slide 11 shows an increase in trade working capital for the first quarter of 2011 from 27.7% of sales to 27.9% of sales. This slight increase is primarily related to higher inventory levels. While we have made some progress in reducing base levels of materials during the second quarter, the reduction of obsolescence reserves, inventory build to cover sales during planned summer vacation plant shutdowns, roll inventory build for OEM business, which is scheduled to shift in the third quarter and increased demand in our Asian business, which requires longer lead times, have combined to yield a slightly elevated unfavorable result compared to the first quarter of 2011. Inventory related to our first quarter initiative to purchase petroleum-based materials in advance of scheduled price increases is beginning to unwind, but these inventories are still above pre-2011 levels. The reduction in the obsolescence reserve and the impact of Asian lead times will be continuing issues as we work to reduce our inventories, while the inventory build related to purchasing petroleum-based raw materials in advance of scheduled price increases, planned summer plant shutdowns, and OEM inventory should mostly unwind in the third quarter. Looking back to the fourth quarter of 2010, trade working capital increased from 24.6% of sales to 27.9% of sales as a result of a weakened U.S. dollar, the increased inventory levels we just reviewed and large vendor payments, which were made just after year end, and provided an unsustainable increase to our accounts payable balance at December 31, 2010.

Capital expenditures for the year-to-date period totaled $12 million. As shown on Slide 12, we still expect full year capital expenditures to approximate $32 million, with roughly half of that spending earmarked for maintenance projects.

As many of you know, we successfully completed a refinancing of the business in May of this year by replacing the company’s existing debt with a $30 million revolver expiring in May 2016, $248 million of senior term bank debt due in May 2017, and $240 million of senior unsecured notes due in June 2018. The goals of this refinancing were to extend the maturities of our various components of debt, which were to mature beginning in May 2013, fix the rate on a portion of our debt, and provide increased liquidity and flexibility compared to the facility that was negotiated upon our emergence from Chapter 11. The financial impact of the refinancing as of the date of closing was to improve the annual after-tax interest expense of debt by approximately $1.7 million or $0.11 per diluted share compared to the prior debt structure. On a cash basis, we paid $16.8 million of upfront financing fees and expenses at closing. These costs will be amortized over the life of the respective loans.

We have entered into a interest rate cap transaction on 50% of the projected balance on our senior term bank debt over the next 4 years. This transaction caps the base LIBOR and Euro LIBOR interest rates at 3%, thus providing interest rate protection on approximately 75% of our total borrowings when you consider the senior notes portion of our debt. The cost of purchasing such interest rate protection will offset a small portion of the savings from the refinancing, but will provide the company with certainty of rate as we navigate through the uncertain interest rate environment over the term of these agreements.

Stephen Light

Thanks, Cliff. Ladies and gentlemen, we continue to be very positive about our continuing improvements. But we’re mindful that the instability of the current market puts a great reliance on agility rather than rigid adherence to some plans that we may have adopted some time ago. I’m hopeful the markets will firm up. And when they do, we believe we will be very well positioned to capitalize on them with technologically innovative products, up-to-date factories, and a very well motivated and eager workforce.

That concludes our planned remarks this morning. So Crystal, we’re ready for our first caller’s question.

Operator

[Operator Instructions] And our first question comes from the line of Kevin Cohen with Imperial Capital.

Kevin Cohen - Imperial Capital

Stephen, I’m wondering if you could just comment a little bit about the top line organic growth in the second quarter sales, rather, it was up about 6%. Is that primarily price or volume? Or was it about evenly split between the two?

Stephen Light

Kevin, first, thank you for the call. We appreciate you paying attention to us this morning. We are very pleased with the increasing revenue. We think that it’s not driven by one specific activity. I think the gain in revenue is really the execution of our overall strategy, of the introduction of the new products, and of creating value at the facilities of our customers. We have seen a good pricing environment. We’ve seen absolutely terrific take-up of the new products. Within the product growth rates that you saw for the quarter, we’ve had some of our new products well up over a 70% adoption rate. Our new product trials are going extremely well with virtually a 100% reorder rate. We’ve gotten to the point now that we’ve been doing so many new products trials, that when we put a new product on a customer’s machine, generally that product makes a substantial improvement in its first run.

The senior staff attended a presentation yesterday, where our technology team reviewed the adoption rates and the reorder rates, and I can only think of one product that was as low as 86%. The rest of the products had 100% adoption rates. So I think what’s happening here is that we are coming to the confluence of having the right products, the right organization, the right geographic reach and the right relationships with our customers. And as you probably know, we sell at three levels in this industry. We sell to the machine manager, we sell to the mill manager and of course, we generally sell to the purchasing or corporate people through the parent. So the sale is not just based on “do you have the best widget”, but “do you provide the best value”. And I think that’s what’s driving the top line.

Kevin Cohen - Imperial Capital

That’s definitely helpful. And in terms of economic uncertainty being a little bit more pronounced lately, have you seen any change in terms of the competitive backdrop with competitors not pushing price to the degree that they used to? Or has that changed at all? Or is it too early to tell either way?

Stephen Light

I think it’s a little early. But generally, what we’re seeing is that all the people that make products similar to ours are under the same kinds of cost pressures that we are under, and we’re not seeing a lot of rogue behaviors. Each of us will target or has targeted specific transactions or specific customers that we think are critical accounts, and we’ll do things for those accounts that perhaps we might not do for the broader market. But I think even in that situation, we’re seeing relatively little of it. The market has certainly matured over the last 3 years to be much less the Wild West and much more focused on value and earning a fair return on what we do.

Kevin Cohen - Imperial Capital

That’s certainly encouraging. And then lastly before I get back in the queue, in terms of your final comment during the prepared comments about rigid adherence to certain plans, can you just elaborate a little bit more about what you meant by that?

Stephen Light

Well, I can certainly give you one prime example, and it deals with our Australia press felt facility or our Australia Paper Machine Clothing facility. Going into the late 2008-2009 recession, we announced the closure of that facility, and the facility remained closed for about a year. It was our intent not to restart that facility, but rather to relocate it. Demand for our products in the press felt portion of our Paper Machine Clothing segment had become so extraordinary that in the spring of 2010, we agreed to bring on, or maybe it was fall of 2009, we agreed to bring back a small group of people in Australia to run some specific products for what we thought would be peak-load shaving. Since the initiative to do peak-load shaving, we have continuously brought on more people, and that factory is anticipated to be running at the same rate that it was prior to the recession within a matter of just a few months. We’ve been working with the buyer, because we had announced that we had sold that property, to retain access and operational performance in that plant for the protracted period of time. It’s that kind of agility, it’s that kind of willingness to move away from a rigidly established plan in response to market dynamics that I think is a hallmark of what we’ve been able to do.

I’ll give you one other, and that is that we anticipated that “our new products in and of themselves would create compelling reasons for customers to buy these products”. What we have found, and you’ll recall that new product introduction was our strategy #2, global strategy #1 was to get our financial house in order, and I think Cliff has shown that we’ve done exactly that is that we have energized the organization with the new products such that our field engagement with our customers right now is absolutely extraordinary. I had the good fortune to tour a tissue facility in the western part of the United States about a month ago, and the engagement of our sales and applications engineering team with the customer was so seamless it was hard to tell whether the salesmen worked for them or worked for us or whether the customer worked for us. So our plan about just keep pumping out these new products and they’ll sell themselves has had to be modified to really recognize the extraordinary contribution that our people are making.

So it’s that kind of willingness to be agile and say, “Okay, that was a good plan or a good strategy, but is there more we can do?” The flip side of that is as we watch our demand and we watch our bookings, certainly we’re very sensitive to trade working capital. And if we believe that the bookings do not support the kind of output that we’re generating, we will very quickly turn down the rate of production. So I think it’s that agility that is so critical to operating in the environment that we’re in today.

Now I don’t want anybody to come away thinking that what we’re seeing is softness. Quite the contrary. Our backlogs remain very solid, and we are struggling with how we allocate our resources to address those backlogs in a manner that gets the lead times down to where we and our customers are comfortable. We’re making very good progress in that. Our focus is on the long view of this industry, this is not quarter-to-quarter, although we’re agile quarter-to-quarter, this is where we’re taking the business over the long term.

Kevin Cohen - Imperial Capital

So based on that comment, one would infer there would be no reason to think the company would need to take down time or run at lower operating rates in the second half despite the uncertainty in the economy right now? Is that how you would…

Stephen Light

Yes, we’re not seeing any reason to adjust our production levels in any of our product areas other than on our press felt. We’d like to make more, but we’re making every kilogram we can make today.

Operator

Our next question is from the line of Rick Hoss with Roth Capital Partners.

Richard Hoss - Roth Capital Partners

Stephen, can we spend a little bit time on gross margin? One, I was hoping to break out the impact or should I say the benefit from the inventory reserve provision, if we can isolate that into maybe a basis point and try to figure out what the impact of that was?

Stephen Light

Okay, it’s a little difficult for us to hear you, but I think we’ve got it. You’re interested in the impact of the inventory reserve adjustment on gross margin.

Richard Hoss - Roth Capital Partners

Correct.

Clifford Pietrafitta

What I would say for the quarter is that when you look at the relationship versus last year, the decline is pretty much the foreign currency impacts. In other words, net of that, you would be flat at 38.9% gross margins for the quarter. And what we’ve said is that the impact of the obsolescence reserve reversal is really offsetting what we’re seeing from a mix standpoint relative to the higher sales of these lower margin product lines and increased material costs and freight costs that we’re seeing. At this time, that’s really what we’re seeing. So it’s not a case of where we’re seeing lower margins by product. It’s really a mix issue. We are seeing some material hit us, particularly in the rolls side of the business, but we have not seen that on the PMC side as yet because of the pre-buy of the yarns in advance of the petroleum issues. So that hasn’t hit us through the first half of the year.

Stephen Light

I would add to that, that the reason we’ve taken the action we did on the inventory reserve quite frankly is because we’re running better. We are not making as much material that needs to be set aside. Our alignment between production and customer orders has improved over the last 18 to 24 months from the time we changed our inventory reserve practice leading into the recession. So I view the change as an adjustment to what is an ongoing better situation in terms of our ability to produce product that is salable. An interesting statistic that we can share with you is that in a review conducted just over the last couple of days, we’ve recognized that the yield improvement that we spoke about on the dryer business related to the rationalization activity has saved us 50,000 square meters of woven fabric a year. To give you some perspective as to how much reduction that really is, that is 3 months of output of our second largest forming fabric factory. So it’s an enormous improvement, and it shows up in this reduced need to reserve for inventory obsolescence.

Richard Hoss - Roth Capital Partners

Okay. So that’s something that we can count on happening in subsequent quarters or is it just the one quarter?

Stephen Light

Well, we took an adjustment, which you have seen in Q2. But what we’re saying is that we’re operating better and the reserve pressure on inventory is reduced. We will not be reserving each quarter as much as we have been because of a change in how we have structured in the inventory reserve policy.

Richard Hoss - Roth Capital Partners

Okay. So you’re saying that you took the reserve because you are now running that much more efficiently. Therefore, in subsequent quarters, all else being equal, you’re consuming less material and therefore, on a comparative basis, your gross margin would be higher?

Stephen Light

It would be improved, correct. That’s correct, exactly.

Richard Hoss - Roth Capital Partners

Okay. Now do you view your business as a 40% gross margin business? Or should we consider that with Asia contributing a little bit more on a mix that maybe we give up a couple of hundred basis points as that mix is likely to sustain itself?

Stephen Light

Well, we’re not going to give you guidance particularly as to how many basis points. But what I can tell you is that today Asia represents 43% of global paper production and that by 2025, according to the industry analysts, it will represent 51.5%. So given that kind of growth, our sustained growth and significantly increasing penetration into Asia, you would anticipate that our gross margins would be diminished at least proportionately to the amount of participation we have in Asia. If you think back to where we were when we announced the termination of the Vietnam project, given we did not have distribution in Asia, we didn’t have a way to sell the product, it would seem inappropriate for us to build a factory at that time. And we said in parallel to the closure announcement that we would set about building distribution in Asia so that we had customer relationships to whom we could sell. We have now done that, and Asia is a significantly growing portion of our business, both for clothing and rolls. Given that we do not provide guidance geographically, we only provide segment data between rolls and clothing, and we don’t see a reason to make that change, I would tell you that our growth rate in Asia is faster than our growth rate anywhere else. So there will be ongoing pressure on gross margin as more and more of the business goes to Asia. There also, as Cliff pointed out in his remarks, would be ongoing pressure on trade working capital simply because of the time product spends in transit on the water. Now the offset to both of those is to have an Asian production facility. I think it’s no secret that we’ve been evaluating different ways of doing that. Our growth in press felt sales and our growth in press felt market share is causing us to think very quickly now about how we do that so as to be able to satisfy demand and simultaneously, to recapture what would be lower margins if we were to continue to export into Asia over time. So I hope that helps a little bit.

Richard Hoss - Roth Capital Partners

Yes, it does help. And then just as a reminder, what sort of production from your South American facilities percentage-wise heads over to the Asian market?

Stephen Light

Without giving you specifics, I think I’d be willing to say that more than half of our South American clothing output is exported.

Richard Hoss - Roth Capital Partners

Okay, that’s fair. And then, Cliff, can you help me out with the tax rate for the second half of 2011?

Clifford Pietrafitta

Sure. I guess, we had given guidance or made a comment at the end of last quarter that we expected the overall effective tax rate for the year to be in that mid to high 40% range. I would say at this time that it should be for the full year in a 45% to 55% range. That would be where I would have it.

Operator

[Operator Instructions] And our next question comes from the line of DeForest Hinman with Walthausen & Co.

DeForest Hinman -Walthausen & Co.

Stephen, I had 2 questions. Can you kind of give us some more color on your commentary that the order books on the PMC side are being constrained to prevent lead time expansion? I mean, what timeframe is that where you wouldn’t book the order in terms of your availability to get it produced?

Stephen Light

Sure, DeForest. We — there are specific models or styles of our press felts where lead time is close to a year.

DeForest Hinman - Walthausen & Co.

Okay. And I guess, is that one of the reasons for the increased need on the CapEx side on the press felt side?

Stephen Light

Absolutely. We have seen since the beginning of our new product introduction strategy a rather extraordinary growth rate on press felt demand far exceeding the growth rate of paper production anywhere in the world. And we, mathematically, determined that it’s likely to be a gain in market share. I think it’s hard to refute that it’s a gain in market share. We would not want to quantify what that number is. But given the performance of the new products and the very rapid adoption, as I indicated, we’re seeing 100% acceptance rate on new product trials. We think that the growth rate that we’re experiencing today is going to continue. But even if we cut that growth rate in half, we are well beyond our reasonable capacity and in fact, in many products, exceeding our theoretical maximum capacity. So if we ran every factory wide open every day of the week for the year, we still would not satisfy all the demand. So rather than have a customer order a fabric and be disappointed about its delivery, we are being very direct with smaller customers and saying, look, we cannot provide this. It’s not a matter of what you pay for it. There is a queue, and the length of the queue is such that you really need to order from somebody else. Now at the same time, we’re of course staying very engaged with them. We’re trying to do the consultative selling and help them improve their products or improve their production process because as I indicated in my remarks, we will have increased our capacity by 34% by the beginning of 2012, and we have more capacity adds coming in 2012. We’re a little bit of a victim of our own good success here in that we could not possibly have imagined the acceptance rate on some of new press felts. So I think we’re in a good situation of being able to satisfy all of the absolutely major customers, and we do a top to bottom rank on the other customers. But we’re missing an opportunity in bookings. We are suppressing bookings artificially because of this lead time issue.

DeForest Hinman - Walthausen & Co.

Okay. And you talked about your gaining market share, but then you also mentioned that PMC inventory levels at the mill level of kind of moved up to more of a historic level relative to I think you said 2007, which I think you characterized as fairly healthy or normalized. So just to confirm, is it your expectation with the market share gains that if inventories remain at kind of this level that we’re at right now, we can still grow our sales? Is that a reasonable assumption going forward?

Stephen Light

Yes, I think that’s exactly right. You’ve got that. We think that January of ‘07 inventory levels are a good benchmark for customer inventory. The business was running well. The whole industry was running well at the time. We believe that the channel stuffing that occurred preceding the recession occurred after that time, and we see that in the graphics that we track on overall inventory level. If the inventories stay where they are today, and I see no reason or customer behaviors that indicate they won’t, given that inventories stay where they are today, I think we’re in a very healthy environment and that we will continue to do the kind of share gain and customer value selling that has brought to where we are today.

DeForest Hinman - Walthausen & Co.

Okay. And we’ve had some recent declines in the price of oil, I know you said we’re going to be burning through some of the yarn into the second half. How quickly does the price of yarn fall relative to the decline in price in oil? And then how soon can we see some cost relief on the yarn side?

Stephen Light

Well, let me start at the beginning. We anticipated that spikes that were coming in oil last year and bought well ahead for yarns. We were competing with our competitors to buy capacity at the yarn manufacturing plants and hence, we really loaded up. In fact, we bought so much yarn that we reduced our inventory turnover of raw material by 50% from in the high-40s to the low-20s, or mid-40s to the low-20s. That sheltered us from the increase, and we’re still burning through that mountain of yarn that we purchased. I think it will be a fair amount of time before the yarn prices that we saw rise, although we didn’t pay for them, start to fall again. I would certainly think it will go beyond the year because the pipeline is quite long from the well head, if you will, until we see it as yarn available for the factory. It’s least 6 or 9 months. So we’re delighted that the prices have come back down. We’re hopeful that they stay down, but your guess is as good as ours about that.

DeForest Hinman - Walthausen & Co.

Okay. And can you kind of give us just a better understanding of your finished goods inventory? You released the Q so now we have definitive numbers on the call and we’re seeing finished goods moving up for 2 straight quarters. You commented on some roll inventories getting shipped or rolls getting shipped in the third quarter. So, can you help us understand where you think the finished goods inventories are heading directionally in the second half of the year?

Stephen Light

Sure. Let me parse the inventory build apart. There were 3 drivers on inventory build. All 3 of them relate to Europe. First, we had a significant roll order in support of one of the paper machine manufacturers. I had mentioned earlier the spreader roll that we manufacture. This is a very different kind of roll than what you might originally conceive of in a machine, and we are the world’s leader in spreader roll technology and production. OEM lead times on those rolls can be as much as a year and we pre-buy all the raw materials. We don’t accrue progress payments from the purchaser in this case. So we pre-buy all the inventory to build these rolls and when the paper machine is ready, we ship them. That shipment is scheduled for Q3. And it’s several million dollars of finished goods inventory that will come out of the system.

The second driver of inventory build, finished goods inventory build relates to the European summer. We have typically built inventory to cover demand while our factories are shut down. Now given the fact that we are right at the upper edge of capacity in those factories, it was difficult for us to accumulate as much inventory as we needed to get through the summers. And we could not run the factories the summer as we did last summer frankly because we had skipped the year of maintenance cycle, and we couldn’t avoid another year. We simply need to get the maintenance time on the equipment. So we’ve prebuilt a very significant amount of inventory to cover European and Asian demand for fabric during the July, August and early September periods during which our output will be very much depressed.

And then finally, in the fourth quarter of this year, we have a couple of pieces of machinery being shut down for major modifications to enable the production of the new products that we’re bringing out. We’re seeing a shift, as we bring out these new products, from the older designs to the newer designs, that is mandating modification of this equipment. So in order to keep customer continuity during that period, we’ve also built inventory for that.

DeForest Hinman - Walthausen & Co.

Okay, that’s helpful. And can you talk about the more big picture on the Chinese strategy? There’s going to be a number of paper machines coming online in China over the next few years. You talked about increase in distribution. I guess, first, can you talk about what you think our ability is to sell felts on those machines with our current manufacturing footprint?

Stephen Light

Well, I’d like to think about Asia in aggregate as opposed to China. China represents about half the volume in Asia, half the tonnage of paper production. We are on all of the new machines. The biggest and fastest machine in the world is an APP machine at Hainan, and we are on that machine. Our relationship with the major paper producers in China and the rest of Asia is very good. You name it, we’re a supplier. 9Dragons, APP, Hansel, Gold East, you pick them. We’re suppliers to all of them. We’ve built a very solid distribution process. The distribution process frankly now is constrained by product supply. The key focus that we’re working on now is how do we get more capacity in Asia to satisfy that demand. And we believe that the market is very good for us. We believe the value selling approach that we use where we combine outstanding product performance and really highly skilled paper makers and application engineers is allowing us to help the customers optimize equipment.

So we think the growth opportunity for Asia is terrific for us. Now that our financial house is in order, we have the dry powder to execute and we are not going to be reticent about going forward. We have a very long view of the business. We’re not making boats or mining equipment or airplanes or what have you. We’re in the Paper Machine Clothing and the roll cover business, and we’re taking a view that we want to be extremely well positioned to serve that market. It’s been a very good market. It continues to be a terrific market. While all the discussion about paper going away continues, it’s like a machine, it just keeps growing, and we think we’re very well positioned. There is a lot of pressure on us to grow capacity in Asia, but we want to do it in an orderly manner. We want to do it consistent with the quality levels that our customers expect. But we want to do it, and we are busy working on that.

DeForest Hinman - Walthausen & Co.

Okay. I guess that kind of leads me to my last question. I know we have a facility in Vietnam in place, but I don’t think there’s anyone there at this time. Is it more a function of that it is it too hard to some extent to do a Greenfield in a sense that these machines are so complex, and you’re ramping up the learning curve with the employees? Or does it make more sense to purchase a facility that has some level of production skill and then just kind of improve either the equipment or the technology that they’re utilizing at that facility and then try to sell into that market?

Stephen Light

DeForest, there isn’t a simple answer to your question. Both are very challenging. The reason we have not done any more with Vietnam and in fact are working to get that building sold, is the building was aimed at a product that is of less importance to us, where we have ample production capacity. It was the wrong facility and the wrong place at the wrong time. And had we gone ahead and filled the building with machinery, we would have a lot of idle capacity right now. So I think the decision to not execute there, to address the earlier caller’s question of making a major change in a plan, that was a very astute, a very lucky decision for us at that time. Whether we do a Greenfield, whether we acquire and expand, all of those are challenging. But what will facilitate our activity in that area today is that we’ve got a pretty good-sized organization in Asia now. We’ve got good manufacturing skills in our roll business. We’ve got people that understand the market. We’ve got our customer relationships pretty well established. And I think that we’re going to take a very long-term view. So whatever we do is going to be the first step of many steps. And I think that’s how you do it without creating a lot of risk.

Operator

Our last call — last question comes from the line of John Koerber with Bennett.

John Koerber - Bennett Management

Many of my questions have been answered, but could you please tell me why your tax rate is going to be 50% this year? That’s just the highest I ever heard.

Clifford Pietrafitta

Okay, a couple of points to make on that. One, we do have jurisdictions where we are losing money, and we get no tax benefit for that. So you’ve got to factor that in. Historically, that’s been an issue. That’s something that the company is working on. From a cash tax basis, just to fill in the blanks, what I was talking about was the effective tax rate on the books side. From a cash tax basis, that rate would be lower. It would probably be in the 35% range, if that helps.

John Koerber - Bennett Management

Okay. Second, as given the capacity constraint that you talk about and then I think you also talked about how you pulled aside as much inventory, will we see an investment in working capital on a continuing basis in the second half of the year and even in 2012?

Stephen Light

John, I think what you’ll see is a dis-investment. We expect working capital to diminish given the delivery of the finished goods inventories that we spoke about, and also the completion of the equipment modification project in December. We will likely continue to have a summer-oriented working capital finished goods inventory build, primarily driven by the European holiday schedule. But it’s our plan and our strategy to drive to what we call zero trapped cash which drives us towards 6 inventory turns, 50 receivable days and 75 payable days, not counting for payroll.

John Koerber - Bennett Management

Could you repeat those?

Stephen Light

Sure. Six inventory turns, 50 receivable days, 75 payable days. And we are through the end of the second quarter, at about 3.9 turns. We have run the business at more than 4.5 turns. But in that period of time, we were not doing the major rebuilds and we did not accumulate the OEM orders that this market environment has brought us. So, on a stable and steady-state basis, while I think that 6 is a very big stretch, I don’t think getting into the upper 4s is particularly onerous or particularly challenging. And I think our current physical structure would still allow us to do that even though there’s more Asia.

John Koerber - Bennett Management

Final question is the fact that ever since I started listening to these calls, you talked about trying to get new product targets. I think it’s a 5-year period, up to 60%. It’s spitting distance at this point, or you’re at least you’re halfway there. Would you characterize your ability to introduce new products when you undertook this program as being a lot of low hanging fruit? And is it going to be more difficult as you approach to that goal when you run into your 5-year window to continue to meet that goal?

Stephen Light

I might surprise you, I think it’s actually going to be easier. And the reason I think it’s easier is that we’ve got the organization so tuned now to innovation performance enhancement and rationalization that while you certainly can’t see the plans that I can see, my question is whether we ought to be raising the goal or not. Because of course, as time goes by, some of the new products that we developed will drop off the chart in ‘14 and we’ll have to have something new to replace them. We’ve spent some time over the last few days looking at those exact things.

So let me give you a specific example, and it shouldn’t be any surprise to folks on the call that one of my favorite new products is this thing we call SmartRoll. We introduced SmartRoll, which is a pressure sensing roll patented globally, in 2008 and sold 2 of them in 2008. It was our expectation that we could put one SmartRoll on a single paper machine. And we have now identified 16 locations on most major paper machines where SmartRoll can be applied. We have a customer running 6 of them on the same machine. Now it’s not the same SmartRoll. It’s a version of the SmartRoll, and that brings us to how we look at that whole pressure sensing technology. So being an automotive enthusiast as I am, I liken that to looking at what the folks at Porsche, the sports car company did with their business. They started with one car and they’ve now built a brand out of that car. They’ve got a smaller sports car, they’ve got a Sedan, they’ve got an SUV. Who knows, they might even bring out a pickup truck.

When we look at SmartRoll, what we thought the product was going to be in 2008 when we rolled it out is now turning into a Smart system, where we can provide the customer intelligence throughout his machine. And in fact, it’s already progressed to where the information coming out of SmartRoll is actually embedded in what they call the pie systems, which are the systems that monitor overall machine operation. So we’re no longer a bolt-on. We are part of the fabric of that mill, and that gives us a roadmap of where we go. These product extensions and product derivations are really pretty exciting to us. So no, we’re definitely not out of gas. In fact, I’m evermore enthused about where we can go on these new products. Hopefully, that helps.

John Koerber - Bennett Management

It did. I’m going to tag on one question if I could. And you may just say, John, we’re out of time. What’s your market share?

Stephen Light

John, that’s not a set of numbers that we can provide. Those are developed through industry association data, and we’re sworn to secrecy through those industry associations. We can’t use that data publicly. But I do appreciate the questions. We do give an overall set of guidelines on market share, and that’s available in the investor presentation that’s on our website, so I’ll leave it at that.

Ladies and gentlemen, thank you very much for your attention today. We look forward to talking to you again in November. Bye-bye now.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you so much for your participation. You may now disconnect, and have a good day.